Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153506, 333-153505, and 333-163651 on Form S-8 and 333- 163650 and 333-163697 on Form S-3 of our reports dated February 22, 2011, relating to the consolidated financial statements of Dr Pepper Snapple Group, Inc, and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the allocation of certain general corporate overhead costs through May 7, 2008 from Cadbury Schweppes plc), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dr Pepper Snapple Group, Inc for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 22, 2011